Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated April 25, 2019 (the “Effective Date”), between Albertsons Companies, Inc., a Delaware corporation (the “Company”), and James L. Donald (the “Executive,” and together with the Company, the “Parties”).
WHEREAS, the Executive is currently employed by the Company; and
WHEREAS, the Parties desire to set forth the terms and conditions of the Executive’s continued service with the Company under this Agreement.
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and other good and valuable consideration, the Parties agree to the following:
1.    Employment and Acceptance. Upon the Effective Date, the Company shall continue to employ the Executive, and the Executive shall accept employment with the Company, subject to the terms of this Agreement effective on the Effective Date.
2.    Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the relationship hereunder shall continue from the Effective Date until February 25, 2023 (the “Term Date”). As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s service hereunder terminates in accordance with this Section 2 or Section 5 and the “Initial Term” shall refer to any portion of the Term from the Effective Date through February 29, 2020 and the “Second Term” shall refer to any portion of the Term after February 29, 2020. In the event that the Executive’s service with the Company terminates (such date, the “Termination Date”) prior to the Term Date, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.
3.    Duties and Title.
3.1    Initial Term. During the Initial Term, the Executive shall be employed to render exclusive services to the Company and its subsidiaries and affiliates. During the Initial Term, the Executive shall serve in the capacity of Co-Chairman of the Board of Directors (the “Board”) and the Executive shall have such authority and responsibilities and shall perform such duties as set forth in the Company’s Bylaws or otherwise prescribed by the Company’s Board.
3.2    Second Term. During the Second Term, the Executive shall serve as a Senior Advisor to the Company, in a non-employee capacity, and shall have such authority and responsibilities and shall perform such duties as prescribed by the Board. During the Second Term, the Executive shall serve as a director on the Board and it is anticipated that the Executive will devote approximately 50% of his working time to the Company.
For the purposes of this Agreement, any reference to “employee,” “employ” or “employment”
(or words of similar meaning) in respect of the Second Term, shall be deemed for convenience to refer to the Executive’s services as a Senior Advisor (but is not intended to reflect the actual worker status of the Executive vis-à-vis the Company during the Second Term).

4.    Compensation and Benefits by the Company.
4.1    Base Salary. During the Initial Term, the Company shall pay to the Executive an annual base salary of $1,500,000, payable in accordance with the customary payroll practices of the Company (“Initial Base Salary”). During the Second Term, the Company shall pay to the Executive an annual base salary of $1,000,000, payable in accordance with the customary payroll practices of the Company (“Second Base Salary”, and the Initial Base Salary or Second Base Salary, as applicable, the “Base Salary”). The Executive shall be entitled to such increases, if any, in Base Salary as may be determined from time to time by the Board.
4.2    Bonuses. During the Initial Term, the Executive shall be eligible to receive a bonus or bonuses (collectively, the “Bonus”), subject to the terms of a plan (or plans) established by the Company (the “Bonus Plan”), in an amount determined by the Board or the Board’s Compensation Committee (“Compensation Committee”), based upon achievement of performance measures derived from the business plan presented by management and approved by the Board or Compensation Committee. The target amount of the Executive’s Bonus shall be 100% of the Initial Base Salary (the “Target Bonus”). If such performance measures are only partially achieved or not achieved, the Executive shall only be entitled to such Bonus, if any, as provided under the applicable Bonus Plan or as otherwise determined in the sole discretion of the Board or Compensation Committee. The Executive shall not be eligible to receive a Bonus in respect of any portion of the Second Term.
4.3    Equity.
(a)    The Executive shall receive a grant on September 11, 2019 of an equity-based award under the Company’s Phantom Unit Plan (the “2019 Grant”), valued at $8 million (such valuation made in the sole discretion of the Board and/or the Compensation Committee). The Executive shall become vested in fifty percent (50%) of the 2019 Grant in three equal installments on September 11, 2020, September 11, 2021, and September 11, 2022, respectively; provided that the Executive remains continuously employed by the Company through the applicable date. The Executive shall become vested in the remaining fifty percent (50%) of the 2019 Grant on the last day of the 2022 fiscal year of the Company; provided that (i) the Executive remains continuously employed by the Company through such date and (ii) the performance-based conditions specified by the Board (or Compensation Committee) for each of the 2020, 2021 and 2022 fiscal years of the Company have been achieved. The 2019 Grant shall be made pursuant to an award agreement.
(b)    With respect to any award agreement evidencing any award previously made (or to be made) to the Executive under the Phantom Unit Plan, notwithstanding any terms of such an award agreement to the contrary, the Executive shall continue to vest in any award subject to such award agreement during the Term, whether as Co-Chairman or Senior Advisor, until the Term terminates in accordance with Section 2 or Section 5.

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4.4    Participation in Employee Benefit Plans.
(a)    The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company or its affiliates, which may be available to other senior executives of the Company, on the same terms as such other executives (excluding, during the Second Term, consequences arising from the change in the Executive’s status from employee to non-employee). The Company or its affiliates may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other similarly-situated employees of the Company and its affiliates.
(b)    The Parties acknowledge that following the end of the Initial Term, the Executive will be eligible to elect continuation coverage under a policy, plan, program or arrangement of the Company or its affiliate pursuant to COBRA. Notwithstanding anything herein to the contrary, subject to the Executive electing such coverage, during the first eighteen (18) months of the Second Term, on the first regularly scheduled payroll date of each month the Company will pay to the Executive (i) an amount equal to the “applicable percentage” of the monthly cost of continuation coverage of group health coverage (including family coverage), plus (ii) an additional amount such that after payment by the Executive of all taxes imposed on the amount paid pursuant to clause (i), the Executive retains an amount equal to such taxes. For purposes hereof, the “applicable percentage” shall be the percentage of health care premium costs generally covered by the Company for senior executives of the Company as of the date such payment is made. Notwithstanding the foregoing, benefits under this Section 4.4(b) shall cease when the Executive is covered under another group health plan.
4.5    Life Insurance. The Company will maintain a $5 million life insurance policy on the Executive’s life in favor of one or more beneficiaries designated from time to time by the Executive and will maintain such policy (or substitute equivalent policy) in effect for the period through the Term Date.
4.6    Expense Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement for all of the Executive’s appropriate business expenses incurred in connection with the Executive’s duties under this Agreement in accordance with the policies of the Company as in effect from time to time.
5.    Termination of Employment.
5.1    By the Company for Cause or by the Executive Without Good Reason. If: (i) the Company terminates the Executive’s employment with the Company for “Cause” (as defined below); or (ii) the Executive voluntarily terminates the Executive’s employment without “Good Reason” (as defined below), the Executive shall be entitled to receive the following:
(a)    payment for accrued but unused vacation days, payable in accordance with Company policy;
(b)    the Executive’s accrued but unpaid Base Salary and vested benefits, if any, through the Termination Date;

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(c)    the earned but unpaid portion of any Bonus earned in respect of any completed performance period prior to the Termination Date; and
(d)    expenses reimbursable under Section 4.6 incurred but not yet reimbursed to the Executive through the Termination Date (Sections 5.1(a), 5.1(b), 5.1(c) and 5.1(d), collectively, the “Accrued Benefits”).
For the purposes of this Agreement, “Cause” means, as determined by the Board, with respect to conduct during the Executive’s employment with the Company, whether or not committed during the Term, (i) conviction of a felony by the Executive; (ii) acts of intentional dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or its affiliates; (iii) the Executive’s material breach of the Executive’s obligations under this Agreement; (iv) conduct by the Executive in connection with the Executive’s duties hereunder that is fraudulent, unlawful or grossly negligent; (v) engaging in personal conduct by the Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company, its subsidiaries or its affiliates; (vi) contravention of specific lawful direction from the Board; or (vii) breach of the Executive’s covenants set forth in Section 6 below before termination of employment. The Executive shall have fifteen (15) business days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).
For the purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred): (i) a reduction in the Executive’s Base Salary or, during the Initial Term, Target Bonus, provided that, the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Executive for any reason and without the Executive’s consent if such modification, suspension or termination (x) is a result of the underperformance of the Company under its business plan, or (y) is consistent with an “across the board” reduction for all senior executives of the Company, and, in each case, is undertaken in the Board’s reasonable business judgment, acting in good faith, and engaging in fair dealing with the Executive; or (ii) without the Executive’s prior written consent, relocation of the Executive’s principal location of work to any location that is in excess of fifty (50) miles from the location thereof on the Effective Date.
The Company shall have fifteen (15) business days after receipt from the Executive of a written notice specifying the deficiency to cure the deficiency that would result in Good Reason.
5.2    Due to Death or Disability. If either: (a) the Executive’s employment terminates due to the Executive’s death; or (b) the Company terminates the Executive’s employment with the Company due to the Executive’s “Disability” (as defined below), the Executive or the Executive’s beneficiaries (in the case of the Executive’s death), shall be entitled

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to receive (i) the Accrued Benefits and (ii) subject to Section 5.4, a lump sum payment in an amount equal twenty-five percent (25%) of the Executive’s then Base Salary.
For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of the Executive’s job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred eighty (180) days in any one (1) year period.
The Company shall have no obligation to provide the benefits set forth above (other than the Accrued Benefits) in the event that the Executive breaches the provisions of Section 6.
5.3    By the Company Without Cause or By the Executive for Good Reason. If the Company terminates the Executive’s employment without Cause or the Executive voluntarily terminates the Executive’s employment for Good Reason, the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 5.4:
(a)    If the Termination Date is occurs during the Initial Term, a lump sum payment in an amount equal to the sum of (i) the Initial Base Salary that would have been payable from the Termination Date through the end of the Initial Term, plus (ii) the Target Bonus, plus (iii) the total amount of Second Base Salary that would have been payable during the Second Term; or
(b)    If the Termination Date occurs during the Second Term, a lump sum payment in an amount equal to the Second Base Salary amounts that would have been payable from the Termination Date through the Term Date (assuming the Executive’s services had not terminated); and
(c)    If the Termination Date occurs during the Initial Term, subject to the Executive electing continuation coverage under a policy, plan, program or arrangement of the Company or its affiliate pursuant to COBRA, on the first regularly scheduled payroll date of each month for a period of eighteen (18) months following the Termination Date the Company will pay to the Executive (i) an amount equal to the monthly cost of continuation coverage of group health coverage (including family coverage), plus (ii) an additional amount such that after payment by the Executive of all taxes imposed on the amount paid pursuant to clause (i), the Executive retains an amount equal to such taxes. The eighteen (18) month period shall include, and run concurrently with, the maximum continuation coverage period pursuant to COBRA. Notwithstanding the foregoing, benefits under this Section 5.3(c) shall cease when the Executive is covered under another group health plan.
5.4    Continued Compliance and Release. The Company shall have no obligation to provide the payments and benefits provided in Section 5.2 and Section 5.3 (other than the Accrued Benefits) (the “Severance Benefits”) in the event (a) the Executive breaches the provisions of Section 6 of this Agreement and (b) unless the Executive signs, and does not revoke, a valid release agreement in a form reasonably acceptable to the Company (the “Release”), not later than sixty (60) days following the Termination Date. If the Severance Benefits are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such Severance Benefits shall begin (or be paid, as applicable) on the first pay period following the date that is

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sixty (60) days after the Termination Date. If the Severance Benefits are not otherwise subject to Section 409A of the Code, they shall begin (or be paid, as applicable) on the first pay period after the Release becomes effective.
5.5    No Mitigation. The obligations of the Company to the Executive which arise upon the termination of the Executive’s employment pursuant to this Section 5 shall not be subject to mitigation or offset.
5.6    Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, the Executive shall be deemed to resign (i) if a member, from the board of directors of the Company or any subsidiary or affiliate of the Company or any other board to which the Executive has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.
5.7    Continued Employment Beyond the Expiration of the Term. Unless the Company and the Executive otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated by either the Executive or the Company; provided that Sections 6, 7, 8, 9.7 and 9.12 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder.
6.    Restrictions and Obligations of the Executive.
6.1    Confidentiality.
(a)    During the course of the Executive’s employment by the Company and its affiliates (prior to, during, and if applicable, after, the Term), the Executive has had and shall have access to certain trade secrets and confidential information relating to the Company, its subsidiaries and its affiliates (the “Protected Parties”) which is not readily available from sources outside the Protected Parties. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all

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Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company, its subsidiaries or its affiliates, or at any time thereafter disclose any Confidential Information, directly or indirectly, to any person or entity, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.
(b)    All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, its subsidiaries and its affiliates, and the Executive shall not remove any such items from the premises of the Company, its subsidiaries and its affiliates, except in furtherance of the Executive’s duties under any employment agreement.
(c)    It is understood that while employed by the Company, its subsidiaries or its affiliates, the Executive shall promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive shall assist the Company, its subsidiaries and its affiliates during the period of the Executive’s employment by the Company, its subsidiaries and its affiliates and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.
(d)    As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company, its subsidiaries and its affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within the Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive shall provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

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(e)    The Executive understands that nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency, including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.
(f)    This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency. The Executive will not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
6.2    Non-Solicitation or Hire. During the Term and for the “Restricted Period (as defined below) following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any supplier, vendor or service provider to the Company, its subsidiaries or its affiliates to terminate, reduce or alter negatively its relationship with the Company, its subsidiaries or its affiliates or in any manner interfere with any agreement or contract between the Company, its subsidiaries or its affiliates and such supplier, vendor or service provider; or (b) any employee of the Company, its subsidiaries or its affiliates or any person who was an employee of the Company, its subsidiaries or its affiliates during the twelve (12) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business.
For the purposes of this Agreement, “Restricted Period” means a period of twenty-four (24) months following the Termination Date.
6.3    Non-Competition. During the Term and for the Restricted Period following the termination of the Executive’s employment (for any reason), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company, its subsidiaries or its affiliates, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit the Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company, its subsidiaries or its affiliates on the Termination Date or within twelve (12) months of the Executive’s termination of employment in the geographic locations where the Company, its subsidiaries or its affiliates engage or, to the Executive’s knowledge,

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propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).
6.4    Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by the Executive or coming into the Executive’s possession during the Executive’s employment by the Company, its subsidiaries or its affiliates are the sole property of the Company, its subsidiaries and its affiliates (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company, its subsidiaries or its affiliates copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company, its subsidiaries or its affiliates, except in furtherance of the Executive’s duties under this Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in the Executive’s possession or control.
6.5    Nondisparagement.
(a)    The Executive agrees that the Executive shall not at any time (whether during or after the Term) publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.
(b)    The Company will instruct its Board, Cerberus Capital Management, L.P., the Company’s senior management and their affiliates not to publish or communicate at any time to outside parties any Disparaging (as defined above) remarks, comments or statements concerning the Executive.
7.    Remedies; Specific Performance. The Company and the Executive acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6, on the one hand, or the Company’s breach or threatened breach of the restrictions set forth in Section 6.5(b), on the other hand, shall result in irreparable and continuing damage to the Protected Parties or the Executive, as applicable, for which there may be no adequate remedy at law and that the Protected Parties or the Executive, as applicable, shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive and the Company hereby consent to the grant of an injunction (temporary or otherwise) against the other Party or the entry of any other court order

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against the other Party prohibiting and enjoining the other Party from violating, or directing the other Party to comply with the applicable provisions of Section 6. The Executive and the Company also agree that such remedies shall be in addition to any and all remedies, including damages, available to the Executive and the Protected Parties for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any Severance Benefits if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive shall immediately return to the Protected Parties any such Severance Benefits previously received, upon such a breach, and, in the event of such breach, the Protected Parties shall have no obligation to pay any of the amounts that remain payable by the Company under Section 5.3.
8.    Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by the Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which the Executive may become subject or liable or which may be incurred by or assessed against the Executive, relating to or arising out of the Executive’s employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold the Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that the Executive’s liability with respect to such Indemnified Claim resulted from the Executive’s willful misconduct or gross negligence. The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which the Executive may have or be entitled to at common law or otherwise.
9.    Other Provisions.
9.1    Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:
(a)    If the Company, to:
Albertsons Companies, Inc.
Attention: Executive Vice President, Human Resources
Telephone: (208) 395-6200
(b)    If the Executive, to the Executive’s home address reflected in the Company’s records.
9.2    Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written

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or oral, with respect thereto, including the employment agreements with effective dates of March 1, 2018 and September 11, 2018.
9.3    Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence shall be made at the expense of the Company by the Company’s independent accountant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 9.3 shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 9.3, cash Severance Benefits payable hereunder shall be reduced first, then other cash payments that qualify as Excess Parachute Payments payable to the Executive, then non-cash benefits shall be reduced, as determined by the Company.
9.4    Representations and Warranties by the Executive. The Executive represents and warrants that the Executive is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform the Executive’s obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.
9.5    Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
9.6    Section 409A. The Company and the Executive intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 9.6. Notwithstanding anything contained herein to the contrary, to the extent that any Severance Benefits constitute “nonqualified deferred compensation” subject to Section 409A of the Code, all such Severance

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Benefits shall be paid or provided only upon the Executive’s “separation from service” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if as of the Executive’s Termination Date, the Executive is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s Termination Date (or the earliest date permitted under Section 409A of the Code), whereupon the Company shall pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments shall resume in accordance with this Agreement.
Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Executive and, if timely submitted, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.
Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
9.7    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Idaho applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.
9.8    Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other Party; provided that the Company may assign this Agreement to any successor that continues the business of the Company.

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9.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
9.10    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
9.11    Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.
9.12    Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
9.13    Taxes. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive acknowledges that he will be solely responsible for any federal, state or local income or self-employment taxes arising with respect to any compensation earned during the Second Term.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ James L. Donald
James L. Donald

ALBERTSONS COMPANIES, INC.

By: /s/ Robert A. Gordon
Name: Robert A. Gordon
Title: Executive Vice President and General Counsel

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